Exhibit 5

Exhibit 23(a)

June 11, 2010

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

Dear Sirs:

You have requested an opinion of counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Computer Task Group, Incorporated (the “Company”) to be filed on or about , 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to plan interests (“Plan Interests”) to be issued under the Computer Task Group, Incorporated Non-Employee Director Deferred Compensation Plan (the “Plan”).

This letter is being furnished to you at your request and in accordance with the requirements Form S-8 and of Item 601(b)(5) of Regulation S-K under the Act.

The opinions set forth in this letter are subject to the following qualifications:

1. In giving the opinions set forth in this letter, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement, (b) the Plan, (c) the Company’s Certificate of Incorporation, as amended, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions, agreements and instruments as I have deemed appropriate, and I have reviewed such published sources of law as I have deemed necessary.

2. I have assumed without any inquiry or other investigation (a) the legal capacity of each natural person and (b) the genuineness of signatures, the authenticity of any document submitted to me as an original, the conformity to the original of any document submitted to me as a copy, and the authenticity of the original of any document submitted to me as a copy.

3. I do not express any opinion concerning any law other than the law of the State of New York and the federal law of the United States.

4. Any opinion set forth in this letter (a) deals only with the specific legal issue or issues that it explicitly addresses and (b) does not address any other matter (including, but not limited to, except as expressly set forth in any opinion, any matter concerning the contents of the Registration Statement).

5. This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and I disclaim any obligation to notify you of any change or any effect of any such change on the opinions set forth.

Subject to the qualifications set forth in this letter, it is my opinion that the Plan Interests have been duly authorized, and when the Plan Interests are issued and paid for in accordance with the Plan, they will be validly issued, fully paid and non-assessable, and they will be binding obligations of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, Secretary & General Counsel